UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 14, 2026
Encompass Health Corporation
(Exact name of Registrant as specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(IRS Employer Identification No.)

9001 Liberty Parkway, Birmingham, Alabama 35242
(Address of Principal Executive Offices, Including Zip Code)
(205) 967-7116
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.     Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EHC	New York Stock Exchange

Item 1.01. Entry into a Material Definitive Agreement.
On May 14, 2026, Encompass Health Corporation (the “Company”) and certain of its subsidiaries, as guarantors (the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with Wells Fargo Securities, LLC, as the representative of the initial purchasers (the “Initial Purchasers”), with respect to a private offering (the “Notes Offering”) by the Company of $500,000,000 in aggregate principal amount of 5.875% senior notes due 2034 (the “Notes”), along with the related guarantees of the Notes. The Notes Offering is expected to close on or about May 29, 2026, subject to and in accordance with the terms of the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants of the Company and the Guarantors, conditions to closing, indemnification obligations of the parties, and termination and other customary provisions. The foregoing description of the Purchase Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Notes are being offered and sold in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers intend to resell the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act or the applicable securities laws of any state or other jurisdiction and may not be offered, transferred or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and the applicable securities laws of any state or other jurisdiction.

The Initial Purchasers and certain of their respective affiliates have performed, and may in the future perform, various commercial and investment banking and financial advisory services for the Company and its affiliates, for which they have received or may in the future receive customary fees and expenses. The Initial Purchasers and/or certain of their affiliates act as agents and/or lenders under the Company’s revolving credit agreement and receive and are expected to receive customary fees for their services as well as reimbursement for certain expenses.

The Company currently intends to use the net proceeds from the Notes Offering, together with cash on hand, to redeem at par $400 million of the $800 million in principal amount outstanding of the Company’s 4.500% Senior Notes due 2028, to repay $100 million of outstanding amounts under the Company’s revolving credit facility, and to pay certain related fees and expenses.

Item 8.01. Other Events.
On May 14, 2026, the Company issued a press release, made pursuant to Rule 135c promulgated under the Securities Act of 1933, as amended, announcing the pricing of the Notes Offering. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The forward-looking statements contained in this Form 8-K are qualified by the information contained under the heading “Forward-Looking Statements” in the press release attached as Exhibit 99.1 hereto. This Current Report on Form 8-K (and Exhibit 99.1 hereto) shall not constitute an offer to sell or the solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits
10.1    Purchase Agreement, dated as of May 14, 2026, among Encompass Health Corporation, the subsidiary guarantors party thereto and Wells Fargo Securities, LLC, as representative of the initial purchasers named therein.
99.1    Press release of Encompass Health Corporation dated May 14, 2026 with respect to the Notes Offering.
104    Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCOMPASS HEALTH CORPORATION
By:	/S/ Patrick Darby
	Name:	Patrick Darby
	Title:	Executive Vice President, General Counsel and Corporate Secretary
Dated: May 15, 2026